Exhibit 10.11.2

FORM OF SEVERANCE COMPENSATION AGREEMENT FOR SENIOR MANAGEMENT

(2011 U.S. VERSION)

DATE

NAME

LOCATION

Dear NAME:

The Board of Directors (the “Board”) of GrafTech International Ltd. (the “Corporation”) has authorized the grant to you of this Severance Compensation Agreement (this “Agreement”). The Board recognizes that the possibility of a Change in Control of the Corporation exists, as is the case with many publicly held corporations, and that the uncertainty and questions which it may raise among management may result in the departure or distraction of management personnel to the detriment of the Corporation and its stockholders.

The Board has determined that appropriate steps should be taken to reinforce and encourage the continued attention and dedication of members of the Company’s management, including yourself, to their assigned duties without distraction in the face of potentially disturbing circumstances arising from a possible Change in Control of the Corporation. The Board has also determined that it is in the best interests of the Corporation and its stockholders to ensure your continued availability to the Company in the event of a potential Change in Control of the Corporation. References herein to the “Company” mean the Corporation and its subsidiaries.

In order to induce you to remain in the employ of the Company and in consideration of your continued service to the Company, the Corporation and its subsidiary or subsidiaries signing the signature page of this Agreement jointly and severally agree that you shall receive the severance benefits set forth in this Agreement in the event your employment with the Company is terminated subsequent to a Change in Control of the Corporation under the circumstances described below.

1. Definitions.

a. “Change in Control of the Corporation” shall be deemed to occur if any of the following circumstances shall occur:

(i) any “person” or “group” within the meaning of Section 13(d) or 14(d)(2) of the Securities Exchange Act of 1934 (the “Act”) becomes the beneficial owner of 15% or more of the then outstanding Common Stock or 15% or more of the then outstanding voting securities of the Corporation;

(ii) any “person” or “group” within the meaning of Section 13(d) or 14(d)(2) of the Act acquires by proxy or otherwise the right to vote on any matter or question with respect to 15% or more of the then outstanding Common Stock or 15% or more of the combined voting power of the then outstanding voting securities of the Corporation;

(iii) Present Directors and New Directors cease for any reason to constitute a majority of the Board (and, for purposes of this clause (iii), “Present Directors” shall mean individuals who at the beginning of any consecutive twenty-four month period were members of the Board and “New Directors” shall mean individuals whose election by the Board or whose nomination for election as directors by the Corporation’s stockholders was approved by a vote of at least two-thirds of the directors then in office who were Present Directors or New Directors);

(iv) the stockholders of the Corporation approve a plan of complete liquidation or dissolution of the Corporation; or

(v) consummation of: (x) a reorganization, restructuring, recapitalization, reincorporation, merger or consolidation of the Corporation (a “Business Combination”) unless, following such Business Combination, (a) all or substantially all of the individuals and entities who were the beneficial owners of the Common Stock and the voting securities of the Corporation outstanding immediately prior to such Business Combination beneficially own, directly or indirectly, more than 50% of the common equity securities and the combined voting power of the voting securities of the corporation or other entity resulting from such Business Combination outstanding after such Business Combination (including, without limitation, a corporation or other entity which as a result of such Business Combination owns the Corporation or all or substantially all of the assets of the Corporation or the Company either directly or through one or more subsidiaries) in substantially the same proportions as their ownership immediately prior to such Business Combination of outstanding Common Stock and the combined voting power of the outstanding voting securities of the Corporation, respectively, (b) no “person” or “group” within the meaning of Section 13(d) or 14(d)(2) of the Act (excluding (1) any corporation or other entity resulting from such Business Combination and (2) any employee benefit plan (or related trust) of the Company or any corporation or other entity resulting from such Business Combination) beneficially owns 15% or more of the common equity securities or 15% or more of the combined voting power of the voting securities of the corporation or other entity resulting from such Business Combination outstanding after such Business Combination, except to the extent that such beneficial ownership existed prior to such Business Combination with respect to the Common Stock and the voting securities of the Corporation, and (c) at least a majority of the members of the board of directors (or similar governing body) of the corporation or other entity resulting from such Business Combination were members of the Board at the time of the execution of the initial agreement providing for such Business Combination or at the time of the action of the Board approving such Business Combination, whichever is earlier; or (y) any sale, lease, exchange or other transfer (in one transaction or a series of related transactions) of all or substantially all of the assets of the Corporation or the Company, whether held directly or indirectly through one or more subsidiaries (excluding any pledge, mortgage, grant of security interest, sale-leaseback or similar transaction, but including any foreclosure sale), provided, that, for purposes of clauses (v)(x) and (v)(y) above, the divestiture of less than substantially all of the assets of the Corporation or the Company in one transaction or a series of related transactions, whether effected by sale, lease, exchange, spin-off, sale of stock of or merger or consolidation of a subsidiary, transfer or otherwise, shall not constitute a Change in Control of the Corporation.

Notwithstanding the foregoing, a Change in Control of the Corporation shall not be deemed to occur (x) pursuant to clause (i) or (ii) above, solely because 15% or more of the then outstanding Common Stock or the then outstanding voting securities of the Corporation is or becomes beneficially owned or is directly or indirectly held or acquired by one or more employee benefit plans (or related trusts) maintained by the Company and (y) with respect to any “deferral of compensation” under Section 409A (as defined below) under the Agreement unless the relevant event or circumstance also constitutes a “change in the ownership or effective control” of the Corporation or a “change in the ownership of a substantial portion of the assets” of the Corporation within the meaning of Section 409A.

For purposes of this Agreement, references to “beneficial owner” and correlative phrases shall have the same definition as set forth in Rule 13d-3 under the Act (except that ownership by underwriters for purposes of a distribution or offering shall not be deemed to be “beneficial ownership”), references to the Act or rules and regulations thereunder shall mean those in effect on June 20, 2000 and references to “Common Stock” shall mean the common stock of the Corporation.

b. “Code” shall mean the Internal Revenue Code of 1986, as amended.

c. “Date of Termination” shall mean:

(i) in case employment is terminated due to your Disability, thirty (30) days after Notice of Termination is given (provided that you shall not have returned to the full-time performance of your duties during such thirty (30) day period); and

(ii) in all other cases, the date specified in the Notice of Termination (which shall not be less than thirty (30) nor more than sixty (60) days, respectively, from the date such Notice of Termination is given).

d. “Disability” shall mean you are unable to engage in any substantial gainful activity by reason of a medically determinable physical or mental impairment that can be expected to result in death or last for a continuous period of not less than 12 months.

e. “Good Reason for Resignation” shall mean the occurrence of any of the following:

(i)(A) a change in your status or position with the Company, which in your reasonable judgment does not represent a status or position comparable to your status or position immediately prior to a Change in Control of the Corporation or a promotion from your status or position immediately prior to a Change in Control of the Corporation; or

(B) a reduction in the level of your reporting responsibility as it existed immediately prior to a Change in Control of the Corporation; or

(C) the assignment to you of any duties or responsibilities or a diminution of duties or responsibilities, which in your reasonable judgment are inconsistent with your status or position with the Company in effect immediately prior to a Change in Control of the Corporation;

it being understood that any of the foregoing in connection with a termination of your employment for Retirement, Disability or Termination for Cause shall not constitute Good Reason for Resignation;

(ii) a reduction by the Company in the annual rate of your base salary as in effect immediately prior to the date of a Change in Control of the Corporation or as the same may be increased from time to time thereafter, or the Company’s failure to increase the annual rate of your base salary for a calendar year in an amount at least equal to the average percentage increase in base salary for all employees of the Company with Severance Compensation Agreements in the preceding calendar year (and the Company agrees that, within three (3) days after your request, the Company shall notify you of the average percentage increase in base salary for all such employees in the calendar year preceding your request);

(iii) the failure by the Company to continue in effect any compensation plan in which you participate as in effect immediately prior to a Change in Control of the Corporation, including but not limited to the Savings Program, any of the Incentive Compensation Plans or any substitute plans adopted prior to a Change in Control of the Corporation, unless an arrangement satisfactory to you (embodied in an ongoing substitute or alternative plan) has been made with respect to such plan, or the failure by the Company to continue your participation therein on at least as favorable a basis, both in terms of the amount of benefits provided and the level of your participation relative to other participants, as existed immediately prior to a Change in Control of the Corporation;

(iv) the Company requiring you to be based outside of a thirty-five (35) mile radius from where your office is located immediately prior to a Change in Control of the Corporation, except for required travel on the Company’s business to an extent substantially consistent with your business travel obligations immediately prior to a Change in Control of the Corporation;

(v) the failure by the Company to continue to provide you with benefits at least as favorable as those enjoyed by you (and your dependents, if applicable) under any of the Company’s pre-retirement and post-retirement life insurance, medical, health and accident, and disability plans or any other plan of the Company intended to benefit employees in which you (or your dependents) were participating immediately prior to a Change in Control of the Corporation, the taking of any action by the Company which would directly or indirectly materially reduce any of such benefits or deprive you (or your dependents) of any material fringe benefit enjoyed by you (or your dependents) immediately prior to a Change in Control of the Corporation, or the failure by the Company to provide you with the number of annual paid vacation days to which you were annually entitled immediately prior to a Change in Control of the Corporation;

(vi) the failure of the Company to obtain a satisfactory agreement from any Successor (as defined in Paragraph 4(a) hereof) to assume and agree to perform this Agreement, as contemplated in Paragraph 4(a) hereof; or

(vii) the failure of the Company to pay to you an Incentive Compensation Award, deferred compensation or other compensation award earned, but not paid, prior to a Change in Control of the Corporation.

f. “Incentive Compensation” means any compensation, variable compensation, bonus, stock option, restricted stock or other benefit or award paid or payable, or made or to be made, under an Incentive Compensation Plan.

g. “Incentive Compensation Award” shall mean a payment or other benefit or award to you under any Incentive Compensation Plan.

h. “Incentive Compensation Plan” shall mean any variable compensation or incentive compensation plan maintained by the Company in which you were a participant immediately prior to a Change in Control of the Corporation, including but not limited to the GrafTech International Ltd. Incentive Compensation Plan (or a successor plan), the GrafTech International Ltd. Executive Incentive Compensation Plan (or a successor plan) and the GrafTech International Ltd. 2005 Equity Incentive Plan (or a successor plan).

i. “Notice of Termination” shall mean a written notice as provided in Paragraph 8 hereof.

j. “Retirement” shall mean your voluntary termination from employment by the Company other than with Good Reason (i) (A) with the right to receive a non-actuarially reduced pension benefit under the Retirement Program (or a successor plan) or (B) if not eligible to participate therein or if the Retirement Program (or a successor plan) is not then in effect or shall have been changed in a manner which makes it materially more onerous to become eligible to receive such a benefit than it was on July 13, 2000, at any time after attaining age 62 with at least 10 years of employment with the Company or after attaining age 65 or after attaining that age where the sum of your age and years of employment with the Company equals or exceeds 85 or (ii) in accordance with any other retirement arrangement which is established with your consent with respect to you.

k. “Retirement Program” shall mean the GrafTech International Holdings Inc. Retirement Plan (together with all supplemental and excess plans related thereto), regardless of whether you are or would have been covered thereby.

l. “Savings Program” shall mean the GrafTech International Holdings Savings Plan (or a successor plan).

m. “Termination for Cause” shall mean termination of your employment upon your willfully engaging in conduct demonstrably and materially injurious to the Company, monetarily or otherwise, provided that there shall have been delivered to you a copy of a resolution, duly adopted by the unanimous affirmative vote of the entire membership of the Board at a meeting of the Board called and held for such purpose (after reasonable notice to you and an opportunity for you, together with your counsel, to be heard before the Board), finding that in the good faith opinion of the Board you were guilty of the conduct set forth and specifying the particulars thereof in detail.

For purposes of this clause (m), no act, or failure to act, on your part shall be deemed “willful” unless done, or omitted to be done, by you in bad faith and without reasonable belief that your action or omission was in the best interest of the Company. Any act or failure to act based upon authority given pursuant to a resolution duly adopted by the Board or based upon the advice of counsel for the Company shall be conclusively presumed to be done or omitted to be done by you in good faith and in the best interests of the Company.

n. “Variable Compensation Year” means a calendar year of an Incentive Compensation Plan.

2. Compensation Upon Termination or While Disabled. Following a Change in Control of the Corporation, you shall be entitled to the following benefits:

a. Termination Other Than for Retirement, Death, Disability or Termination for Cause; Termination By Your Resignation with Good Reason for Resignation. If your employment by the Company shall be terminated subsequent to a Change in Control of the Corporation and during the term of this Agreement (x) by the Company other than for Retirement, Death, Disability or Termination for Cause or (y) by you for Good Reason for Resignation, then you shall be entitled to the benefits provided below, without regard to any contrary provision of any plan:

(i) Accrued Salary. The Company shall pay you, not later than the fifth day following the Date of Termination, but in no event later than sixty (60) days following your “separation from service” within the meaning of Code Section 409A and the regulations promulgated thereunder (“Section 409A”), your base salary and vacation pay accrued through the Date of Termination (including any banked vacation and any vested vacation for the calendar year in which the Date of Termination occurs) at the rate in effect at the time the Notice of Termination is given (or at the rate in effect immediately prior to a Change in Control of the Corporation, if such rate was higher).

(ii) Accrued Incentive Compensation. The Company shall pay you, not later than thirty (30) days following your Date of Termination, but in no event later than sixty (60) days following your “separation from service” within the meaning of Section 409A, the amount of your accrued Incentive Compensation which shall be determined as follows:

(A) If the Date of Termination is after the end of a Variable Compensation Year, but before Incentive Compensation for said Variable Compensation Year has been paid, the Company shall pay to you under this Agreement for your service during such Variable Compensation Year the amount of your target variable compensation payment (i.e., the percent of your salary grade midpoint at risk) for such Variable Compensation Year.

(B) In addition, if the Date of Termination is other than the first day of a Variable Compensation Year, the Company shall pay to you under this Agreement for your service during such Variable Compensation Year up to the Date of Termination, the amount of your target variable compensation payment (i.e., the percent of your salary grade midpoint at risk) for such Variable Compensation Year (or if such target has not then been established, your target variable compensation award for the immediately preceding Variable Compensation Year), multiplied by a fraction, the numerator of which is the total number of days which have elapsed in the current Variable Compensation Year to the Date of Termination and the denominator of which is three hundred sixty-five (365).

If there is more than one Incentive Compensation Plan, your accrued Incentive Compensation under each Incentive Compensation Plan shall be determined separately for each such Plan.

For the purpose of this Paragraph 2(a)(ii), the amount of your target variable compensation payment shall be used, whether or not such Incentive Compensation was actually paid to you or was includible in your gross income for Federal, state, local, commonwealth or foreign income tax purposes.

(iii) Insurance Coverage. The Company shall arrange to provide you (and your dependents, if applicable) with life, disability, accident, dental and medical benefits substantially equivalent to those which you are receiving, or were entitled to receive, from the Company immediately prior to a Change in Control of the Corporation. Such benefits shall be provided to you for the longer of (x) thirty-six (36) months after such Date of Termination or (y) the period during which such benefits would have been provided to you, as a terminated employee, under the applicable life, disability, accident, dental and medical plans in effect immediately prior to a Change in Control of the Corporation (except that after a period of thirty six (36) months such benefits shall be provided to you on the same financial terms and conditions as provided for under the respective plans). Such benefits shall be provided to you in lieu of any continuation coverage you would be eligible for under COBRA.

(iv) Severance Payment. The Company shall pay as a severance payment to you, not later than the fifth day following the Date of Termination, but in no event later than sixty (60) days following your “separation from service” within the meaning of Section 409A, a lump sum severance payment (the “Severance Payment”) equal to (x) 2.99 times the sum of the amounts set forth in the following subparagraphs (A) and (B), less (y) the amount set forth in the following subparagraph (C).

(A) The amount of your annual base salary, which shall be deemed to be the greater of your annual base salary which was payable to you by the Company immediately prior to the Date of Termination or your annual base salary which was payable to you by the Company immediately prior to a Change in Control of the Corporation.

(B) The amount of your Incentive Compensation (excluding stock option, restricted stock and other equity compensation awards that are not part of, or in lieu of, awards under annual cost bonuses and similar benefits), which shall be deemed to be the greater of:

(I) the amount of your target variable compensation payment (i.e., the percent of your salary grade midpoint at risk) for the year in which the Date of Termination occurs (or if such target has not then been established, your target variable compensation award for the immediately preceding Variable Compensation Year); or

(II) the amount of your target variable compensation payment (i.e., the percent of your salary grade midpoint at risk) for the year in which the Change in Control of the Corporation occurs (or if such target has not then been established, your target variable compensation award for the immediately preceding Variable Compensation Year).

(C) Your other severance payments which shall be deemed to be the amount of any severance payment or the value of any severance benefit received or to be received by you from the Company pursuant to any other plan of the Company.

For purposes of calculations under this subparagraph (iv), the value attributable to any stock options, restricted stock or other equity-based benefit or award included in your Incentive Compensation shall be the value thereof as determined by the Company at the time of the grant (and, in determining such value, the Black-Scholes method or other similar methodology (and assumptions and data) used by the Company at the time of grant shall be used and, if at the time of such grant, it was specified in writing that the grant covered a period of more than one year, then the value of such grant shall be annualized by dividing such value by the number of years (or parts thereof) the grant was specified to cover) and the amounts of base salary and target variable compensation payments and the values of stock options shall be the amounts calculated without regard to whether or not such amounts were actually paid to you or includible in your gross income for Federal, state, local, commonwealth or foreign income tax purposes.

(v) Reduction in Severance Payment. The Severance Payment shall be reduced only in the event specifically provided in this subparagraph (v). If the aggregate present value, as determined for purposes of Code Section 280G, of all amounts that are parachute payments for purposes of such Section exceeds the limitation set forth in Code Section 280G(b)(2)(A)(ii), then there shall be a reduction in the amount of your Severance Payment to the minimum extent necessary (but in no event to less than zero) so that no portion of any such payment or benefit, as so reduced, exceeds such limit such that the Severance Payment will not constitute a parachute payment within the meaning of Code Section 280G(b)(2)(A). Whether requested by you or the Corporation, the determination of whether any reduction in such payments or benefits to be provided under this Agreement or otherwise is required pursuant to the preceding sentence will be made at the expense of the Corporation by the Corporation’s independent accountants. The fact that your right to payments or benefits may be reduced by reason of the limitations contained in this subparagraph (v) will not of itself limit or otherwise affect any rights you have other than pursuant to this Agreement.

b. Payments While Disabled. During any period prior to the Date of Termination and during the term of this Agreement that you are unable to perform your full-time duties with the Company, whether as a result of your Disability or as a result of a physical or mental disability that is not a Disability, you shall continue to receive your base salary at the rate in effect at the commencement of any such period, together with all other compensation and benefits that are payable or provided under the Company’s benefit plans, including its disability plans. After the Date of Termination for Disability, your benefits shall be determined in accordance with the Retirement Program and the disability, benefit, insurance and other applicable plans of the Company. The compensation and benefits, other than salary and payments under the Retirement Program, payable or provided pursuant to this subparagraph (b) shall be the greater of (x) the amounts computed under the disability, benefit, insurance and other applicable plans in effect immediately prior to a Change in Control of the Corporation and (y) the amounts computed under the disability, benefit, insurance and other applicable plans in effect at the time the compensation and benefits are paid. If the amounts payable under clause (x) are greater, then the Corporation shall pay to you, at the same time as the disability payments are made, the excess of the benefits payable under clause (x) over the benefits payable under clause (y).

c. Payments if Terminated for Cause, or Termination by You Other Than With Good Reason for Resignation. If your employment shall be terminated by the Company as a Termination for Cause or by you other than with Good Reason for Resignation, the Company shall pay you your full base salary and accrued vacation pay (including any banked vacation and any vested vacation for the calendar year in which the Date of Termination occurs) through the Date of Termination, at the rate in effect at the time Notice of Termination is given, plus any benefits or awards which have been earned or become payable but which have not yet been paid to you. You shall receive any payment due under this subparagraph (c) on your Date of Termination not later than the fifth day following the Date of Termination, but in no event later than sixty (60) days following a “separation from service” within the meaning of Section 409A. Thereafter, the Company shall have no further obligation to you under this Agreement.

d. After Retirement or Death. If your employment shall be terminated by your Retirement, or by reason of your death, your benefits shall be determined in accordance with the Company’s retirement and insurance programs then in effect. You are not entitled to any payments hereunder.

3. Term of Agreement. This Agreement shall commence on the date hereof and, subject to the following two sentences, shall continue in effect through December 31, 2011; provided, however, that commencing on January 1, 2012 and each January 1 thereafter, the term of this Agreement shall automatically be extended for one additional year unless, not later than September 30 of the preceding year, the Company or you shall have given written notice that it or you does not wish to extend this Agreement on the following January 1; provided further, however, that, if the Company shall have given such a notice and if a Change in Control of the Corporation shall have occurred or been publicly reported, proposed or announced (regardless of whether done so by the Company or a third party) during the original or any extended term of this Agreement or within three months thereafter, this Agreement shall be reinstated (if it shall have otherwise terminated pursuant to such notice by the Company) and shall continue in effect. In any event, the term of this Agreement shall expire on the third (3rd) anniversary of the date of a Change in Control of the Corporation. In addition, in any event, this Agreement shall terminate if your employment is terminated by you or the Company prior to the occurrence of a Change in Control of the Corporation.

4. Successors; Binding Agreement.

a. Successors of the Company. The Company will require any Successor to expressly assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place. Failure of the Company to obtain such assent at least five business days prior to the time a person becomes a Successor (or where the Company does not have at least five business days advance notice that a person may become a Successor, within three business days after having notice that such person may become or has become a Successor) shall constitute Good Reason for Resignation by you and, if a Change in Control of the Corporation has occurred or thereafter occurs, shall entitle you immediately to the benefits provided in Paragraph 2(a) hereof upon delivery by you of a Notice of Termination. For purposes of this Agreement, “Successor” shall mean any person that obtains or succeeds to, or has the practical ability to control (either immediately or with the passage of time), the Company’s business directly, by merger or consolidation, or indirectly, by purchase of voting securities of the Company, by acquisition of rights to vote voting securities of the Company or otherwise, including but not limited to any person or group that acquires the beneficial ownership or voting rights described in Paragraph 1(a)(i) or 1(a)(ii).

b. Your Successor. This Agreement shall inure to the benefit of and be enforceable by your personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees. If you should die following your Date of Termination while any amount would still be payable to you hereunder if you had continued to live, all such amounts, unless otherwise provided herein, shall be paid in accordance with the terms of this Agreement to your devisee, legatee or other designee or, if there is no such designee, to your estate.

5. Nature of Payments. All payments to you under this Agreement shall be considered severance payments in consideration of your past service to the Company.

6. Validity. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, which shall remain in full force and effect.

7. Counterparts. This Agreement may be executed in several counterparts, each of which shall be deemed to be an original but all of which together will constitute one and the same instrument.

8. Notice. Any purported termination of your employment by the Company or by you following a Change in Control of the Corporation shall be communicated to the other party by a written Notice of Termination. A Notice of Termination by you shall indicate in reasonable detail the facts and circumstances claimed to provide a basis for a Good Reason for Resignation. For the purpose of this Agreement, notices and all other communications provided for in this Agreement shall be in writing and shall be deemed to have been duly given when delivered or mailed by United States registered mail, return receipt requested, postage prepaid, addressed to the respective addresses set forth on the first page of this Agreement, provided that all notices to the Company shall be directed to the attention of the Board with a copy to the Secretary of the Company or to such other address as either party may have furnished to the other in writing in accordance herewith, except that notice of change of address shall be effective only upon receipt.

9. Fees and Expenses. The Company shall pay all legal fees and related expenses incurred by you as a result of your termination following a Change in Control of the Corporation or by you in seeking to obtain or enforce any right or benefit provided by this Agreement (including all fees and expenses, if any, incurred in contesting or disputing any such termination or incurred by you in seeking advice in connection therewith).

10. Miscellaneous. No provision of this Agreement may be amended, modified, waived or discharged unless such amendment, modification, waiver or discharge is agreed to in writing and signed by you and such officer as may be specifically designated by the Board. No waiver by either party hereto at any time of any breach by the other party hereto of, or compliance with, any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time. No agreements or representations, oral or otherwise, express or implied, with respect to the subject matter hereof have been made by either party which are not expressly set forth in this Agreement. References in this Agreement to “plans” in the context of employee incentive, compensation, retirement, severance, medical, benefit, welfare, perquisite or related matters shall include agreements, policies, arrangements, commitments, practices, resolutions and programs.

11. Conflicting Employment Agreements. To the extent that you have or obtain after the date hereof a written employment agreement with the Company which contains provisions that conflict with this Agreement, this Agreement shall govern unless such employment agreement specifically refers to this Paragraph 11 and states that such employment agreement governs. To the extent that such employment agreement provides for rights or benefits which are duplicative of those set forth in this Agreement, you shall be entitled to only one such right or benefit (which shall be the one which, in your judgment if timely made, is most favorable to you). To the extent that such employment agreement provides for rights or benefits which are additional to those set forth in this Agreement, this Agreement shall not impair in any way your entitlement to those additional rights or benefits.

12. Governing Law. The validity, interpretation, construction and performance of this Agreement shall be governed by the laws of the State of Delaware (without regard to the choice of laws provisions thereof). The Company and you hereby agree to irrevocably submit to the jurisdiction of any State or Federal court sitting in the State of Delaware, and any appellate court thereof, in any action or proceeding arising out of or relating to this Agreement. The Company and you hereby irrevocably agree that all claims in respect of such action or proceeding shall only be heard and determined in a State or Federal court sitting in the State of Delaware.

13. Section 409A.

a. Notwithstanding any provision of the Agreement to the contrary, distribution of any amount that constitutes “deferred compensation” payable to you due to your “separation from service” within the meaning of Section 409A, shall not be made before six months after such separation from service or your death, if earlier (the “Six Month Limitation”), if you are a Key Employee (as defined below). At the end of such six-month period, payments that would have been made but for the Six Month Limitation shall be paid in a lump sum, without interest, on the first day of the seventh month following your separation from service and remaining payments shall commence, or continue, in accordance with the relevant provision of Section 2 of this Agreement. Notwithstanding the Six Month Limitation, in the event that any amounts of “deferred compensation” payable to you due to your “separation from service” constitute “separation pay only upon an involuntary separation from service” within the meaning of Section 409A (“Separation Pay”), then all or a portion of such Separation Pay, up to two times the maximum amount that may be taken into account under a qualified plan pursuant to Section 401(a)(17) of the Code for the year in which the separation from service occurs (i.e., $460,000 in the event of a separation from service during 2008), whether paid under this Agreement or otherwise, may be paid to you during the six-month period following such separation from service with the Corporation. For purposes hereof, Key Employee shall mean an employee treated as a “specified employee” under Code Section 409A(a)(2)(B)(i), i.e., a key employee of the Corporation (as defined in Code Section 416(i), without regard to paragraph (5) thereof). The Corporation shall determine which employees shall be deemed Key Employees using December 31st as an identification date.

b. If you are a Key Employee, you shall be responsible for paying the premiums relating to any continuation of life, disability or accident insurance benefits described in Section 2.a.(iii) of this Agreement during the six month period immediately following your “separation from service” within the meaning of Section 409A, and the Corporation shall be responsible for paying any and all such premiums during the remainder of the period you are entitled to receive such benefits in accordance with Section 2.a.(iii) of this Agreement. The Corporation shall reimburse you for such premiums paid by you in accordance with the preceding sentence on the first day of the seventh month following your “separation from service” within the meaning of Section 409A.

c. Notwithstanding anything in this Agreement or elsewhere to the contrary, a termination of employment shall not be deemed to have occurred for purposes of any provision of this Agreement providing for the payment of any amounts or benefits that constitute “non-qualified deferred compensation” within the meaning of Section 409A upon or following a termination of the Executive’s employment unless such termination is also a “separation from service” within the meaning of Section 409A and, for purposes of any such provision of this Agreement, references to a “termination,” “termination of employment” or like terms shall mean “separation from service” and the date of such separation from service shall be the termination date for purposes of any such payment or benefits.

d. This Agreement is intended to comply with Section 409A and any ambiguities should be interpreted in such a way as to comply with Section 409A.

If you agree with this letter, kindly sign and return the enclosed copy of this letter which will then constitute our agreement on the subject matter hereof.

Sincerely,

GRAFTECH INTERNATIONAL LTD.

By:

Title:

GRAFTECH INTERNATIONAL HOLDINGS INC.

By:

Title:

Agreed to as of the date first above written

Employee

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